Exhibit 99.1
Pattern Energy to Acquire Interest in Armow Wind Power Facility
Will grow portfolio to 18 wind power facilities with a total owned capacity of 2,644 MW
SAN FRANCISCO, California, September 22, 2016 - Pattern Energy Group Inc. (NASDAQ: PEGI) (TSX: PEG) (“Pattern Energy”) today announced its commitment to acquire a 90 MW interest in the operating 180 MW Armow Wind power facility in Ontario, Canada from Pattern Energy Group LP (“Pattern Development”). Pattern Energy will acquire the interest in Armow Wind for a total cash funding commitment of approximately US$132 million. The acquisition will be funded with available liquidity and is expected to close within 45 days.
Acquisition Highlights

•	Adds 90 MW, expanding total owned capacity to 2,644 MW upon closing

•	Increases portfolio to 18 wind power facilities, including two it has agreed to acquire

•	20-year power purchase agreement with Ontario Independent Electricity System Operator (IESO)

•	Acquisition will be immediately accretive upon closing with cash purchase price representing a 9.5-10.5x multiple on 5-year average CAFD[1] contribution from the project

•	Facility has been operational for approximately nine months
“The commitment to acquire Armow Wind, on the heels of our successful equity offering last month, demonstrates our ability to use our available capital for accretive projects,” said Mike Garland, President and CEO of Pattern Energy. “We anticipate closing another acquisition from our identified ROFO list in the coming months. Looking ahead, our identified ROFO list includes 11 projects totaling 942 MW, providing clear visibility to 36% growth on our existing portfolio.”
Armow Wind will be jointly owned by Pattern Energy and Samsung Renewable Energy, Inc. The facility reached commercial operation in December 2015 and operates under a 20-year power purchase agreement with the IESO in Ontario.
Located in Kincardine, Ontario, Armow Wind consists of 91 Siemens 2.3 MW wind turbines. The facility generates enough clean energy to power approximately 70,000 homes each year, based on annual residential energy use in Ontario.
Pattern Energy has rights of first offer to Pattern Development’s project development pipeline, which includes approximately 5,900 MW of wind and solar projects.
The Conflicts Committee of the Board of Directors of Pattern Energy, which is comprised entirely of independent directors, reviewed and recommended the terms of the acquisition for approval by the Board of Directors, and it was approved by the Board. The Conflicts Committee was advised on financial matters by Evercore Group L.L.C., which also provided a fairness opinion, and on legal matters by Davis Polk & Wardwell LLP.
About Pattern Energy
Pattern Energy Group Inc. is an independent power company listed on The NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 18 wind power facilities, including two it has agreed to acquire, with a total owned interest of 2,644 MW in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information" within the meaning of Canadian securities laws. These forward-looking statements, including statements regarding the annual CAFD contribution of Armow Wind, timeframe to consummate the acquisition of Armow Wind, portfolio growth based on the identified ROFO list, number of homes Armow Wind can provide clean energy to power, and ability to close another acquisition from the identified ROFO list in the coming months, represent Pattern Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Pattern Energy’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Pattern Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Pattern Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Pattern Energy’s annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or Pattern Energy’s actual results to differ materially from those contained in any forward-looking statement.
[1] This forward looking measure of annual and five-year average purchase price multiple of Cash Available for Distribution (CAFD) contribution from the Armow Wind Facility is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found on page 67 of Pattern Energy’s 2015 Annual Report on Form 10-K.
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Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Sarah Webster 415-283-4076 sarah.webster@patternenergy.com